UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

                 May 31, 2006
Date of Report (Date of earliest event reported)

                  Lincoln National Corporation
(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1500 Market Street, West Tower, Suite 3900, Philadelphia, Pennsylvania 19102-2112
(Address of principal executive offices) (Zip Code)

(215) 448-1400
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 31, 2006, we entered into a letter agreement with Theresa M. Stone, regarding her retirement as President and Director of Lincoln Financial Media Company and resignation of her other offices and directorships. Under the letter agreement, Ms. Stone will retire from her positions with us effective May 31, 2006.

Under the letter agreement, in lieu of any benefits under the Jefferson-Pilot Corporation Supplemental Benefit Plan (the “Supplemental Plan”) or Executive Special Supplemental Benefit Plan, and any payments otherwise due her under our annual incentive program for 2006, or under the following long-term incentive program cycles: 2006-2008, 2005-2007, and 2004-2006, Ms. Stone will receive a monthly benefit of $18,786, computed as follows:

(a)
The monthly retirement benefit computed by multiplying (i) 2.5% for each year of service, by (ii) her final average monthly earnings for the five-year period ending with her normal retirement date; reduced by (b), below.

(b)	The actual monthly retirement benefits provided to her under the Jefferson-Pilot Corporation Employees’ Retirement Plan (the “qualified plan”).

For purposes of determining the benefit under subparagraph (a)(i) above, Ms. Stone will be credited with any additional years of service necessary to treat her as retiring at age 65 (Ms. Stone will turn 65 on May 10, 2009), the normal retirement date under the Supplemental Plan. In addition, in calculating her final average monthly earnings under subparagraph (a)(ii) above, her monthly earnings will be based on her salary and incentive compensation paid under the terms of our annual incentive bonus plan for the five-year period ending on the last day of the month preceding the month of her normal retirement date (age 65). For purposes of this calculation, Ms. Stone’s current annual base salary of $548,375 will be projected out to age 65. In addition, for purposes of this calculation, she will be credited with future annual incentive compensation (bonus amounts) equal to 87% of her current annual base salary. Any applicable early retirement reduction factors will be applied for benefit commencement prior to age 65.

Ms. Stone has elected to receive her payment in the form of a contingent joint and 75% survivor annuity. Ms. Stone’s monthly payments under the letter agreement are expected to begin on the seventh month following her retirement date, with her first payment aggregating the first seven monthly payments.

Under Ms. Stone’s option agreements, she will have until the earlier of five years from her retirement or the tenth anniversary of the grant date to exercise her vested options. Ms. Stone will also receive all other benefits for which she is eligible as a retiree, including her vested retirement benefit under the qualified plan and participation in our matching gift program for retirees, as amended from time to time, which is currently $2,500.

Finally, in consideration of the payments that she is receiving under the letter agreement, Ms. Stone has agreed to a general release of claims releasing us and our affiliates and subsidiaries, and each of our and their directors, officers, representatives, agents, attorneys, employees, successors, and assigns and any other person acting through, by, under or in concert with any of them from any and all claims she has ever had or now has arising from her employment or termination of employment.

The foregoing description of the letter agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the letter agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	The following exhibit is included herewith.

Exhibit Number	Description
10.1	Letter Agreement between Theresa M. Stone and the Lincoln National Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN NATIONAL CORPORATION
By/s/ Douglas N. Miller
Name: Douglas N. Miller
Title: Vice President and
Chief Accounting Officer

Date: June 5, 2006

Exhibit Index

Exhibit Number	Description
10.1	Letter Agreement between Theresa M. Stone and the Lincoln National Corporation.